Registration No. 333-105999

As filed with the Securities and Exchange Commission on September 15, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

Pre-effective Amendment No. 2 to Form S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

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ALCAN INC.

(Exact Name of Registrant as Specified in its Charter)

CANADA	NOT APPLICABLE
(Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1188 Sherbrooke Street West

Montreal, Quebec, Canada H3A 3G2

514-848-8000

(Address of principal executive offices, including postal code, and telephone number, including area code)

______________

(Name, Address, including postal code, and telephone number, including area code, of agent for service)

Roy Millington, Secretary
ALCAN INC.
1188 Sherbrooke Street West
Montreal, Quebec, Canada H3A 3G2
514-848-8000

____________

Copies to:

Donald R. Crawshaw	Charles S. Whitman, III
Sullivan & Cromwell LLP	Davis Polk & Wardwell
125 Broad Street	450 Lexington Avenue
New York, New York 10004	New York, New York 10017
212-558-4000	(212) 450-4000

_____________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration satement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number earlier effective registration statement for the offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (6)(7)	Proposed maximum offering price per unit (8)(9)	Proposed maximum aggregate offering price (5)(6)(7)(9)	Amount of registration fee (10)
Senior Debt Securities	(1)(2)(5)
Subordinated Debt Securities	(1)(2)(5)
Preference Shares	(1)(2)(5)
Common Shares	(1)(2)(5)
Common Share Purchase Rights	(1)(2)(3)(5)
Warrants	(1)(2)(4)(5)
Total	$1,000,000,000	100%	$1,000,000,000	$80,900*

(1) Such indeterminate number, principal amount or liquidation amount of senior debt securities, subordinated debt securities, preference shares, common shares (including associated common share purchase rights) and warrants of Alcan Inc. as may from time to time be issued at indeterminate prices. The securities registered hereunder shall not have an aggregate offering price which exceeds $1,000,000,000 in United States dollars or the equivalent in any other currency.

(2) Also includes such indeterminate number of senior debt securities, subordinated debt securities and preference shares and common shares (including associated common share purchase rights) as may be issued upon conversion or exchange of any senior debt securities, subordinated debt securities or preference shares that provide for conversion or exchange into other securities or upon exercise of warrants for such securities.

(3) Each Common Share includes one Common Share Purchase Right as described under "Description of Common Shares". No separate consideration will be received for the common share purchase rights.

(4) Warrants may be sold separately or with senior debt securities, subordinated debt securities, preference shares or common shares.

(5) No separate consideration will be received for the senior debt securities, subordinated debt securities, preference shares or common shares issuable upon conversion of or in exchange for senior debt securities, subordinated debt securities or preference shares. In addition, no separate consideration will be received for any preference shares redeemed for subordinated debt securities in lieu of cash.

(6) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(7) Such amount represents the principal amount of any senior debt securities or subordinated debt securities issued at their principal amount, the issue price rather than the principal amount of any senior debt securities or subordinated debt securities issued at an original issue discount, the liquidation preference of any preference shares, the amount computed pursuant to Rule 457(c) for any common stock, the issue price of any warrants and the exercise price of any securities issuable upon exercise of warrants.

(8) Estimated solely for the purpose of computing the registration fee.

(9) Exclusive of accrued interest and distributions, if any.

(10) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act.

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*  Previously Paid

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 15, 2003.

PROSPECTUS

Alcan Inc.

A

$1,000,000,000

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

PREFERENCE SHARES

COMMON SHARES

WARRANTS

_________________

Alcan Inc. intends to offer at one or more times separately or in combination debt securities, equity securities and warrants with a total offering price not to exceed $1,000,000,000. We will provide the specific prices and other terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

Alcan Inc. may sell the securities (or any combination) to or through one or more underwriters, dealers or agents. The names of the underwriters, dealers or agents will be set forth in supplements to this prospectus.

Alcan Inc.'s common shares are listed on the New York Stock Exchange and The Toronto Stock Exchange under the symbol "AL".

_________________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated · , 2003.

TABLE OF CONTENTS

FORWARD LOOKING STATEMENTS

ABOUT THIS PROSPECTUS

WHERE YOU CAN FIND MORE INFORMATION

ABOUT ALCAN INC.

USE OF PROCEEDS

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

DESCRIPTION OF DEBT SECURITIES

DESCRIPTION OF SHARE CAPITAL

DESCRIPTION OF PREFERENCE SHARES

DESCRIPTION OF COMMON SHARES

DESCRIPTION OF WARRANTS

TAX CONSEQUENCES

EXPERTS

VALIDITY OF SECURITIES

PLAN OF DISTRIBUTION

PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ITEM 16. EXHIBITS

ITEM 17. UNDERTAKINGS

SIGNATURES

EXHIBIT INDEX

FORWARD LOOKING STATEMENTS

Some statements made or incorporated by reference in this prospectus are forward-looking statements. Terms such as "believes", "expects", "may", "will", "could", "should", "anticipates", "estimates" and "plans" and the negatives of and variations on terms such as these signify forward-looking statements. Because these forward-looking statements include risks and uncertainties, we caution you that actual results may differ materially from the results expressed in or implied by the statements.

Adverse factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things:

  changes in global aluminum supply and demand conditions;

  changes in aluminum ingot prices;

  changes in raw materials costs and availability;

  changes in the relative values of various currencies;

  cyclical demand and pricing within the principal markets for our products;

  changes in government regulations, particularly those affecting environmental, health or safety compliance;

  fluctuations in the supply of and prices for power in the areas in which we maintain production facilities;

  the effect of integrating acquired businesses and the ability to attain expected benefits;

  potential catastrophic damage, increased insurance and security costs and general uncertainties associated with the increased threat of terrorism or war;

  the effect of international trade disputes on our ability to import materials, export our products and compete internationally;

  relationships with, and financial and operating conditions of, customers and suppliers;

  economic, regulatory and political factors within the countries in which we operate or sell our products; and

  factors affecting our operations, such as litigation, labor relations and negotiations and fiscal regimes.

We may note additional factors in this prospectus, in an accompanying prospectus supplement and in documents incorporated by reference into this prospectus and an accompanying prospectus supplement. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration, or continuous, process. Under this shelf process, we may, from time to time, sell any combination of the following securities described in this prospectus in one or more offerings with a total offering price not to exceed $1,000,000,000:

  senior debt securities;

  subordinated debt securities;

  preference shares;

  common shares (together with associated common shares purchase rights); and

  warrants, rights or other securities exercisable or exchangeable for or convertible into equity securities or debt securities.

The common shares and the preference shares are referred to as the equity securities; the senior debt securities and the subordinated debt securities are referred to as the debt securities; the equity securities, the debt securities and the warrants are referred to as the securities.

Unless otherwise indicated, dollar amounts provided in this prospectus are denominated in U.S. dollars.

This prospectus provides you with a general description of the securities we may offer. Each time we sell the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may include a discussion of risks or other special considerations applicable to the offered securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION".

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and filings that we will make after the date of the filing of any amendment to the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and our other future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the securities:

  Annual Report on Form 10-K for the year ended December 31, 2002, as amended by the Company's amendment to such annual report on Form 10-K/A filed on September 11, 2003;
  those portions of Alcan Inc.'s Annual Report for the year ended December 31, 2002 and Management Proxy Circular for the annual meeting of shareholders held on April 24, 2003 that are expressly incorporated by reference in the Annual Report on Form 10-K, as amended;

  Quarterly Reports on Form 10-Q (i) for the quarter ended March 31, 2003, as amended by the Company's amendment to such quarterly report on Form 10-Q/A filed September 11, 2003; and (ii) for the quarter ended June 30, 2003; and

  Current Reports on Form 8-K, dated (i) January 21, 2003; (ii) May 2, 2003, as amended by the Company's amendment to such current report on Form 8-K/A filed on August 1, 2003; (iii) July 8, 2003; (iv) September 11, 2003; and (v) September 15, 2003.

Information furnished under Item 9 or Item 12 of our current reports on Form 8-K is not incorporated by reference in this prospectus. We furnished information under Item 12 of our current reports on Form 8-K filed on April 16, 2003 and July 22, 2003.

We make available free of charge through our website, accessible at www.alcan.com, all of our reports and other information filed with or furnished to the SEC by means of a hyperlink to the SEC's EDGAR database of electronic filings. We also post on our website annual and quarterly reports filed with the SEC as soon as reasonably practicable after the reports are electronically filed with the SEC. Material contained on or accessible through our website is not incorporated into this prospectus. You may also request a copy of these filings at no cost, by writing or calling us at the following address:

Alcan Inc.

1188 Sherbrooke Street West

Montreal, Quebec, Canada H3A 3G2

(514) 848-8000

Attention: Secretary

Our common shares are traded on the New York Stock Exchange under the symbol "AL". You may inspect our reports filed with or furnished to the SEC and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

You should rely only on the information incorporated by reference or provided in this prospectus and any applicable supplement. We have not authorized anyone else to provide you with other or different information.

Neither we nor any underwriter or agent will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Unless otherwise stated in the prospectus supplement, we have not qualified the securities for sale under the securities laws of any Province or Territory of Canada and the securities are not being and may not be offered or sold in Canada in violation of the securities laws of any Province or Territory of Canada. You should assume that the information appearing in this prospectus, as well as information we have previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects, as well as applicable laws and regulations, may have changed since that date. You should assume that the information appearing in a prospectus supplement, as well as information contained in a document incorporated by reference in a prospectus supplement, is accurate only as of the date of the prospectus supplement or incorporated document.

We are a Canadian corporation. Most of our directors and officers, as well as the experts named in this prospectus, are not citizens or residents of the United States and all or a substantial part of the assets of these individuals may be located outside the United States. Also, a large part of our assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these individuals or to realize against them or us within the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act of 1933. Roy Millington, Corporate Secretary, our Canadian counsel, has advised us, however, that the civil liability provisions of that Act may be enforced in original actions taken in the Province of Quebec against us or any such individual, but judgments of United States courts predicated on such provisions will not be enforceable in the Province of Quebec unless they meet the requirements for the recognition and enforcement of foreign judgments under the Civil Code of Quebec.

ABOUT ALCAN INC.

We are a Canadian corporation and the parent company of an international group operating in many aspects of the aluminum and speciality packaging businesses.

Our operations include:

  the mining and processing of bauxite, the basic aluminum ore;

  the refining of bauxite into alumina;

  the generation of electricity for use in smelting aluminum;

  the smelting of aluminum from alumina;

  the recycling of used and scrap aluminum;

  the fabrication of aluminum, aluminum alloys and non-aluminum materials into semi-finished and finished products;

  the production and conversion of specialty packaging and packaging products for many industries including the food, pharmaceutical, cosmetic, personal care and tobacco sectors;

  the distribution and marketing of aluminum, non-aluminum and packaging products; and

  in connection with our aluminum operations, the production and sale of industrial chemicals.

We have a network of operations in 42 countries with 54,000 dedicated employees, a global customer base, innovative products and advanced technologies.

Our principal executive offices are located at 1188 Sherbrooke Street West, Montreal, Quebec, Canada H3A 3G2, and our telephone number is (514) 848-8000. Unless the context otherwise indicates, the terms "Alcan Inc." or "Alcan", "we", "us" or "our" mean Alcan Inc. and its controlled subsidiaries.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for any general corporate purposes, which may include, among other things, working capital, capital expenditures, repurchase of our common shares or preference shares, the repayment of short-term or long-term borrowings or acquisitions. Unless otherwise indicated, funds that will not be used immediately for such purposes may be invested in short-term investments.

RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

The following table shows our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated:
	Six months ended June 30, 2003

		Year Ended December 31,
		2002(3)	2001(3)	2000(3)	1999(	1998(
Ratio of Earnings to Fixed Charges (Canadian GAAP) (1)	3.91(	4.03(	1.09 (2)	5.49 (2)	5.79 (2)	5.87(

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (Canadian GAAP) (1)	3.75	3.89	1. 05 (2)	5.01 (2)	5.22 (2)	5.23

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(1)    The ratio of earnings to fixed charges is determined by dividing fixed charges (including capitalized interest) into income from continuing operations before fixed charges (excluding capitalized interest) and income taxes, and eliminating undistributed income of less than 50% owned persons. The ratio of earnings to combined fixed charges and preferred stock dividends is determined by dividing the sum of fixed charges (including capitalized interest) and preferred stock dividends into income from continuing operations before fixed charges (excluding capitalized interest) and income taxes, and eliminating undistributed income of less than 50% owned persons. Fixed charges consist of interest expenses and amortization of debt discount and expense and premium and that portion of rental payments which is considered as being representative of the interest factor implicit in our operating leases. The ratios shown above are based on Alcan's consolidated financial statements, which were prepared in accordance with generally accepted accounting principles in Canada.

(2)    Revised due to the accounting change described in Note 3, Accounting Changes, under Deferred Foreign Exchange Translation Gains and Losses, to the Consolidated Financial Statements in our Amendment to Annual Report on Form 10-K/A, which amends our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference into this prospectus.

(3)    Ratios for 2002, 2001 and 2000 have been restated to exclude the impact of discontinued operations.

The following table shows our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated as determined under generally accepted accounting principles in the United States.

	Six months ended June 30, 2003

		Year Ended December 31,
		2002(2)	2001(2)	2000(2)	1999	1998
Ratio of Earnings to Fixed Charges (U.S. GAAP) (1)	3.95	4.28	0.85	5.49	5.85	6.01

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (U.S. GAAP) (1)	3.79	4.14	0.82	5.02	5.26	5.35

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(1)    Earnings consist of income from continuing operations before cumulative the effect of accounting changes, before fixed charges (excluding capitalized interest) and income taxes, and eliminating undistributed income of less than 50% owned persons. Fixed charges consist of interest expenses and amortization of debt discount and expense and premium and that portion of rental payments which is considered as being representative of the interest factor implicit in our operating leases.

(2)    Ratios for 2002, 2001 and 2000 have been restated to include the impact of discontinued operations.

For further information regarding differences between Canadian and United States generally accepted accounting principles, see note 7 to the Consolidated Financial Statements in our Amendment to Annual Report on Form 10-K/A, which amends our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and note 5 to the unaudited interim consolidated financial statements in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, each of which is incorporated by reference into this prospectus.

DESCRIPTION OF DEBT SECURITIES

Rank and Unsecured Status

We may issue senior or subordinated debt securities from time to time. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt and will be subordinate in right of payment to all of our senior indebtedness, as that term is defined in the Indenture. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter. We will not be limited in our ability to subsequently incur additional senior indebtedness.

We use the term debt securities in this prospectus to refer to both the senior debt securities and the subordinated debt securities.

Indenture for the Debt Securities

The debt securities covered by this prospectus will be issued in one or more series under an Indenture dated as of May 15, 1983, as supplemented (as so supplemented, the Indenture), between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee. In the event that we issue subordinated debt securities we will enter into a supplement to the Indenture to permit issuances of subordinated debt securities under the Indenture. The Trustee can enforce the rights of the holders of the debt securities against us if we default on our obligations under the terms of the Indenture or the debt securities, subject to limitations contained in the Indenture. The Indenture is a contract governed by the laws of the State of New York. We have summarized selected provisions of the Indenture below. This is a summary and is not complete. You should read the Indenture we filed as an exhibit to the registration statement of which this prospectus forms a part. The Indenture contains the full legal text of the matters described in this section describing its terms. In the summary below (which reflects the terms of the Seventh and Eighth Supplemental Indentures, the forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part), we have included references to section numbers of the Indenture so that you can easily locate the summarized provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

General Provisions

The prospectus supplement relating to any series of the debt securities being offered will include specific terms relating to the debt securities offered. These terms will include some or all of the following:

  whether the debt securities are senior debt securities or subordinated debt securities;

  the series designation of the debt securities;

  the total principal amount of the debt securities;

  the percentage of the principal amount at which the debt securities will be issued;

  the date or dates on which the debt securities will mature;

  the rate or rates, if any, per year at which the debt securities will bear interest, or the method of determination of such rate or rates;

  the times on which the interest, if any, on the debt securities will be payable;

  if interest payments are subject to interest deferral provisions, specific information about such deferral provisions;

  if we may pay interest or principal through issuances of equity or debt securities, a description of such terms;

  the record dates for payments of interest, if any, and principal;

  provisions for a sinking, purchase or other similar fund, if any;

  the date, or dates, or circumstances, if any, triggering the right to redeem the debt securities, at our option or the option of the holder and the redemption price or prices;

  if the debt securities may be converted into or exercised or exchanged for our common shares or preferred shares or any other of our securities, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common shares or preferred shares or other securities issuable upon conversion, exercise or exchange may be adjusted; and

  any other terms of the debt securities that are not inconsistent with the provisions of the Indenture.

The Indenture provides that debt securities of a single series may be issued at various times, with different maturity dates, and may bear interest at different rates. Unless otherwise indicated in the prospectus supplement, principal, premium, if any, and interest, if any, will be payable, and the debt securities offered will be transferable, at the corporate trust office of Citibank, N.A., as registrar and paying agent, in New York, New York. The payment of interest, if any, may be made at our option by our mailing a check to the person entitled to receive the interest at the address listed in the debt security register. (Section 3.1)

We will establish a record date for the payment of interest, if any, on the debt securities of each series. If no record date is established and interest payment dates fall on the first day of a calendar month, the record date will be the fifteenth day of the calendar month preceding the interest payment date. If no record date is established and interest payment dates fall on the fifteenth day of a calendar month, the record date will be the first day of the calendar month. (Section 2.7)

We Are Not Limited From Issuing Additional Debt and Other Securities

We may issue as many distinct series of debt securities under the Indenture as we wish. The Indenture does not limit other indebtedness or securities that we may issue, under the Indenture or otherwise, and contains no financial or similar restrictions on us except as described below. The Indenture does not limit our ability to incur additional indebtedness senior to any subordinated debt securities we may issue.

Form of Debt Securities

Unless otherwise indicated in a prospectus supplement, we will issue the debt securities in book-entry only form. This means that the debt securities will be represented by one or more permanent global certificates registered in the name of  a depositary, which will be The Depository Trust Company, New York, New York (DTC), or its nominee unless otherwise indicated in a prospectus supplement. We will refer to debt securities in this form here and in the prospectus supplement as book-entry only. Alternatively, we may issue the debt securities in certificated form registered in the name of the holder. Under these circumstances, holders may receive certificates representing the debt securities. Unless otherwise indicated in a prospectus supplement, senior debt securities in certificated form will be issued only in multiples of $1,000 and subordinated debt securities in certificated form will be issued only in multiples of $25. Certificated debt securities will be exchangeable without charge except for reimbursement of taxes or other governmental charges, if any. We will refer to debt securities in this form in the prospectus supplement as certificated.

Legal Ownership and Book-Entry Only Issuance

In this section, we describe special considerations that will apply to registered debt securities issued in global - that is, "book-entry only" - form. First we describe the difference between legal ownership and indirect ownership of registered debt securities. Then we describe special provisions that apply to global securities.

Who Is the Legal Owner of a Registered Security?

Each debt security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire series of debt securities. We refer to those who have debt securities registered in their own names, on the books that we or the Trustee maintain for this purpose, as the holders of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect owners of those debt securities. As we discuss below, indirect owners are not legal holders, and investors in debt securities issued in book-entry only form or in street name will be indirect owners.

Book-Entry Owners

Unless otherwise indicated in the applicable prospectus supplement, we will issue each debt security in book-entry only form. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under the Indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the series of debt securities and we will make all payments on the debt securities to the depositary. The depositary will pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants will do so under agreements they have made with one another or with their customers; they are not obligated to do so under the Indenture or the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect owners, and not holders, of the debt securities.

Street Name Owners

In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in street name. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect owners, not holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the Trustee and any agent employed by us run only to the holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose - for example, to amend the Indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the Indenture -- we would seek the approval only from the holders, and not the indirect owners, of the relevant debt securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to "you" in this prospectus, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect owners of those debt securities. When we refer to debt securities owned or held by you in this prospectus, we mean the debt securities in which you will hold a direct or indirect interest.

        Special Considerations for Indirect Owners

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  how it handles securities payments and notices;

  whether it imposes fees or charges;

  whether and how you can instruct it to exercise any rights to exchange or convert a debt security for or into other property;

  how it would handle a request for the holders' consent, if ever required;

  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

What is a Book-Entry Only Security?

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any debt security for this purpose is called the "depositary" for that debt security. A debt security will usually have only one depositary but it may have more.

Each series of debt securities will have one or more of the following as the depositaries:

  DTC;

  a financial institution holding the debt securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as "Euroclear";

  a financial institution holding the debt securities on behalf of Clearstream Banking, societe anonyme, Luxembourg, which is known as "Clearstream"; and

  any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another's systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that debt security through Euroclear or Clearstream, as DTC participants.  If we designate a depositary other that DTC we will indicate this in the prospectus supplement, and we will enter into a supplement to the Indenture to permit the designation.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under " - Holder's Option to Obtain a Non-Book-Entry Only Security; Special Situations When a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose debt security is represented by a global security will not be a holder of the debt security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular debt security indicates that the debt security will be issued in book-entry only form, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "-- Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated". If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

        Special Considerations for Book-Entry Only Securities

As an indirect owner, an investor's rights relating to a book-entry only security will be governed by the account rules of the depositary and those of the investor's financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued in book-entry only form, an investor should be aware of the following:

  an investor cannot cause the debt securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

  an investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe above under " - Who Is the Legal Owner of a Registered Security?";

  an investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in non-book-entry form;

  an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  the depositary's policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor's interest in a global security, and those policies may change from time to time. Neither we nor the Trustee will have any responsibility for any aspect of the depositary's policies, actions or records of ownership interests in a global security. Neither we nor the Trustee supervise the depositary in any way;

  the depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

  financial institutions that participate in the depositary's book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that debt security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

        Holder's Option to Obtain a Non-Book-Entry Only Security; Special Situations When a Global Security Will be Terminated

If we issue any series of debt securities in book-entry only form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner's bank, broker or other financial institution through which that owner holds its beneficial interest in the debt securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under " - Who Is the Legal Owner of a Registered Security?".

The special situations for termination of a global security are as follows:

  the depositary notifies us that it is unwilling or unable to continue as depositary for the global security, or if the depositary is DTC, if at any time it ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

  we notify the Trustee that we have decided not to have the debt securities of that series represented by a global security; or

  an event of default has occurred and is continuing with respect to the debt securities.

If a global security is terminated, only the depositary, and neither we nor the Trustee will be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities. In this event certificated debt securities will be issued in exchange for the terminated global security as directed by the depositary.

        Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC's rules and procedures.

        Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any debt securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Indenture Covenants

The Indenture contains promises by us, called "covenants" for the benefit of the holders of the debt securities. The covenants described under the headings "Limitations on Liens" and "Limitation on Sale Leaseback Transactions" are made for the benefit of holders of our senior debt securities only. The holders of our subordinated debt securities will not receive the benefits of these covenants.

Limitations on Liens

We have agreed in the Indenture that we will not, nor will we permit any Subsidiary to, mortgage, hypothecate, charge, pledge, or otherwise encumber (collectively referred to as "mortgages") any of our Principal Properties or the capital stock or Funded Indebtedness of any Subsidiary which owns a Principal Property, to secure any Indebtedness, without securing the debt securities equally and ratably with, or prior to, such Indebtedness.

This covenant has certain exceptions which permit, among other things:

  the giving or assumption of any Purchase Money Mortgage;

  any mortgage given by a Subsidiary to us or any other Subsidiary so long as the mortgage will be held for our benefit or for the benefit of a Subsidiary;

  mortgages on property, capital stock or Indebtedness of a corporation existing at the time the corporation becomes a Subsidiary;

  mortgages in favor of Canada or the United States or any Province or State thereof, or any department, agency, or instrumentality or political subdivision of Canada or the United States, to secure certain payments or other obligations;

  the sale or other transfer of production payments, mineral payments, ore payments and similar arrangements unless we or a Subsidiary have personally assumed or become generally liable for any Indebtedness in connection with the sale or transfer; and

  any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part of any mortgage permitted above, so long as the principal amount of Indebtedness secured will not exceed the principal amount of Indebtedness secured at the time of the extension, renewal or replacement, and that the extension, renewal or replacement will be limited to all or part of the property which secured the mortgage that was extended, renewed or replaced.

In addition to these exceptions, we and our Subsidiaries may create or assume mortgages without equally and ratably securing the debt securities (mortgages which have been created or assumed being referred to as "Basket Mortgages"), so long as at the time of and after giving effect to such creation or assumption, the total amount of all Indebtedness secured by our Basket Mortgages less any Indebtedness concurrently retired plus the total amount of Attributable Debt in respect of certain sale and leaseback transactions (as defined in the Indenture) existing at the time do not exceed 10% of consolidated shareholders' equity as of a date not more than 135 days prior to such time. (Section 3.6)

Defined Terms

The following terms used above have the following meanings (Section 1.1):

"Attributable Debt" means the present value of rents during the remaining term of leases.

"Indebtedness" means:

  all indebtedness for the repayment of money borrowed;

  all liabilities under leases which must be capitalized under generally accepted accounting principles in Canada on the lessee's balance sheet; and

  all guarantees, endorsements, assumptions and other contingent obligations in respect of such indebtedness or liabilities.

"Funded Indebtedness" means Indebtedness which matures by its terms or is renewable by the borrower to a date more than one year after the date of its original creation, assumption or guarantee.

"Principal Property" means any mineral property, smelter, refinery, mill, fabricating plant or similar processing or manufacturing facility, or any electric generating plant of ours or any of our Subsidiaries constituting the primary source of power for any such facility, located in the United States or Canada and having a net book value of more than 0.5 percent of Consolidated Net Tangible Assets, unless our Board of Directors by resolution declares that the property, plant or facility is not important to our business as a whole. Principal Property may also include similar property we have designated to which we have applied the proceeds of sale and leaseback transactions.

"Consolidated Net Tangible Assets" means (1) the total of all assets, including assets leased under capital lease obligations (less depreciation, obsolescence, amortization, valuation and other proper reserves), which in accordance with generally accepted accounting principles in Canada would appear on the asset side of our consolidated balance sheet as of a date not more than 135 days preceding the date on which Consolidated Net Tangible Assets are to be determined, after eliminating (A) franchises, licenses, permits, patents, patent applications, copyrights, trade names, goodwill, organizational expenses and other like intangibles and (B) unamortized debt discount and expense, less (2) the total of all consolidated current liabilities which would appear on the liability side of the balance sheet, as determined in accordance with generally accepted accounting principles in Canada.

"Subsidiary" means any corporation of which we or one or more of our Subsidiaries owns at least a majority of the outstanding voting stock.

"Purchase Money Mortgage" means any hypothec, mortgage, lien, pledge, security interest or other encumbrance (including conditional sale agreements or other title retention agreements or capital leases) upon property that has been or is to be acquired, constructed or improved by us or a Subsidiary and created prior to, contemporaneously with, or within six months after, the acquisition or the completion of the construction or improvement to secure the amount of the purchase price of the property or the cost of the construction or improvement, or any part thereof, or any hypothec, mortgage, lien, pledge, security interest or other encumbrance existing on the property at the time of the acquisition, whether the obligations secured are payable to the person from whom such property is acquired or otherwise.

Limitation on Sale and Leaseback Transactions

The Indenture imposes restrictions on our ability to enter into sale leaseback transactions. Neither we nor any Subsidiary owning a Principal Property may enter into any Sale and Leaseback Transaction (which excludes leases expiring within three years of making, leases between us and a Subsidiary or between Subsidiaries and any lease of part of a Principal Property, which has been sold, for use in connection with the winding up or termination of the business conducted on such Principal Property) unless:

  we or any of our Subsidiaries could create or assume a mortgage on the Principal Property to be leased without equally and ratably securing the debt securities by reason of one of the exceptions described under "Limitation on Liens";

  immediately prior to entering into such arrangement, we or a Subsidiary could create a mortgage on the Principal Property securing Indebtedness in an amount equal to the Attributable Debt relating to the particular Sale and Leaseback Transaction without equally and ratably securing the debt securities; or

  an amount equal to the net proceeds of the sale of the property leased is applied to the retirement, otherwise than by payment at maturity or pursuant to mandatory sinking fund requirements, of the debt securities or other Funded Indebtedness of ours or of a Subsidiary ranking on a parity with the debt securities or to the purchase, improvement or construction of Principal Properties. (Section 3.8)

Subordination Provisions

Direct holders of subordinated debt securities should recognize that contractual provisions in the Indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the Indenture, to all of our senior indebtedness, as defined in the Indenture, including all of the senior debt securities we have issued and will issue under the Indenture.

Under the Indenture, "senior indebtedness" includes all of our obligations to pay principal, premium, interest, penalties, fees and other charges:

  for borrowed money;

  in the form of or evidenced by other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

  under capital leases;

  under letters of credit, bankers' acceptances or similar facilities;

  issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

  under swaps and other hedging arrangements;

  pursuant to our guarantee of another entity's obligations and all dividend obligations guaranteed by us; and

  to satisfy the expenses and fees of the Trustee under the Indenture.

The following types of our indebtedness will not rank senior to the subordinated debt securities:

  indebtedness we owe to a subsidiary of ours;

  indebtedness which, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

  indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business; and

  indebtedness we may incur in violation of the Indenture.

The Indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

  in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

  (1) in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period or (2) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the direct holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (1) or (2), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (3) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (1) or (2).

If the Trustee under the Indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the Trustee or the direct holders will have to repay that money to the direct holders of our senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the Trustee under the Indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

Consolidation or Merger

We may consolidate or merge with any other corporation or transfer all or substantially all of our assets to any other person provided that:

  we are not in default under any covenant or provision under the Indenture, and the person or successor corporation, which must be organized under the laws of Canada or any Province, the United States or any State or the District of Columbia, expressly assumes our obligations under the Indenture by supplemental indenture satisfactory to the Trustee. (Section 9.1)

Unless otherwise indicated in the prospectus supplement, certain of the covenants described above would not necessarily afford holders of debt securities protection in the event we were involved in a highly leveraged transaction, such as a leveraged buyout.

Events of Default, Waiver, and Notice

"Event of Default" means, with respect to any series of debt securities, any of the following:

  failure to pay interest on that series of debt securities for 30 days after payment is due;

  failure to pay principal and premium, if any, on that series of debt securities when due either at maturity, upon redemption, by declaration or otherwise;

  failure to perform any other covenants or agreements in the Indenture for the benefit of the holders of the applicable series for 90 days after we are given notice of the failure; and

  certain events of bankruptcy, insolvency and reorganization relating to us. (Section 5.1)

The Trustee may withhold notice to the holders of debt securities of any default, except a default in payment of principal of or interest or premium on the debt securities, if the Trustee considers it in the interest of the holders of the debt securities to do so. (Section 5.11)

The Indenture provides that:

  if an Event of Default due to the default in the payment of principal, interest or premium, if any, on, or in the performance of any other of the covenants or agreements in the Indenture affecting any series of debt securities occurs and continues, the Trustee or holders of 25% of the principal amount outstanding of that series of debt securities may declare the principal of all that series of debt securities to be due and payable immediately; and

  if an Event of Default resulting from certain events of bankruptcy, insolvency and reorganization occurs and continues, the Trustee or the holders of 25% of the principal amount outstanding of all debt securities may declare the principal of all debt securities to be due and payable immediately.

Under certain conditions such declarations may be rescinded and past defaults may be waived, except defaults in payment of principal of or interest or premium on the debt securities, by the holders of a majority of that series of debt securities then outstanding, or of all series, as the case may be. (Section 5.1)

The holders of a majority in principal amount of the debt securities of any and all series affected and then outstanding, each voting as a separate class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. This right is subject to certain exceptions and provided that the holders of the debt securities have offered to the Trustee reasonable indemnity against expenses and liabilities. (Sections 5.9 and 6.2)

Investors holding debt securities in book entry form should consult with their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We are required to file with the Trustee an annual certificate as to the absence of certain defaults under the Indenture. (Section 3.5)

The Indenture provides that none of the terms of the Indenture will require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to the Trustee.

Defeasance and Covenant Defeasance

We may elect either:

  to be discharged from all of our obligations with respect to the debt securities under the Indenture, except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (defeasance); or

  to be discharged from all of our obligations with respect to the debt securities under certain sections of the Indenture, including the restrictions set forth in "Limitation on Liens" and "Limitations on Sale and Leaseback Transactions" above (covenant defeasance).

In order for us to exercise either defeasance or covenant defeasance, we must deposit with the Trustee, in trust for such purpose, money and/or U.S. Government Obligations which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on such debt securities not later than one day before the scheduled due dates. A trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that the holders of the debt securities:

  will not recognize income, gain or loss for federal income tax purposes as a result of defeasance or covenant defeasance; and

  will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance or covenant defeasance had not occurred.

In the case of defeasance, the opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after July 15, 1989. (Sections 13.1 through 13.4)

Modification of the Indenture

Under the Indenture our rights and the rights of the holders of debt securities may be changed. Certain changes to the rights of the holders of the debt securities in the Indenture or any Supplemental Indenture require the consent of the holders of not less than 66 2/3% in principal amount of the debt securities of all series affected by such change at the time outstanding. However, the following changes may not be made without the consent of each holder of the debt securities affected:

  extending the final maturity of any debt security, or reducing the principal amount thereof, including in the case of a discounted debt security the amount payable thereon in the event of acceleration or the amount provable in bankruptcy, or any redemption premium thereon, or reducing the rate or extending the time of payment of interest thereon, or impairing or affecting the right of any holder of debt securities to institute suit for the payment thereof or the right of repayment, if any, at the option of the holder, or reducing the stated percentage of holders necessary to modify the Indenture. (Section 8.2)

We may enter into one or more supplemental indentures without the consent of any holder of debt securities:

  to secure the debt securities;

  to evidence the succession to us of another corporation and the assumption by any such successor of our covenants contained in the Indenture and the debt securities;

  to add to the covenants contained in the Indenture and to add any additional Events of Default;

  to cure any ambiguity or to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make other provisions which do not adversely affect the interests of the holders of debt securities;

  to establish the form or terms of debt securities of any series; and

  to evidence and provide for a successor Trustee under the Indenture for one or more series of debt securities and to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee. (Section 8.1)

Consent to Jurisdiction

We agree that any legal suit, action or proceeding brought by the Trustee or any holder of debt securities in connection with the debt securities or the Indenture may be instituted in any state or federal court in the City or State of New York.

Regarding the Trustee

Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), Trustee under the Indenture, serves as a depositary of funds of, and performs corporate trust and commercial banking services for us and our subsidiaries from time to time in the normal course of business and also makes loans to us and our subsidiaries. In addition, we have two-long-term, global, multi-year and multi-currency borrowing facilities with a syndicate of major international banks each amounting to $1 billion. Deutsche Bank A.G., the parent of Deutsche Bank Trust Company Americas, has a $30 million participation under one long-term facility and has a $44 million participation under the other long-term facility. As of August 31, 2003 we did not have any amounts outstanding under either facility.

Deutsche Bank Trust Company Americas is currently trustee of six series of outstanding senior debt securities issued under the Indenture in an aggregate principal amount of $2.1 billion.

Under the Trust Indenture Act of 1939, upon the occurrence of a default under any series of debt securities under the Indenture, if the Trustee has a conflicting interest, as defined in the Trust Indenture Act, the Trustee must, within 90 days, either eliminate the conflicting interest or resign, unless the default is cured, waived or otherwise eliminated within the 90-day period. Under the Trust Indenture Act, the Trustee will be considered to have a conflicting interest if the Trustee is one of our creditors. In addition, in the event we have outstanding one or more series of senior debt securities and subordinated debt securities for which the Trustee acts as trustee and a default occurs under the terms of either or both types of series, the Trustee would be considered to have a conflicting interest under the Trust Indenture Act and would be required to resign as trustee in respect of either the senior debt securities or the subordinated debt securities. If the Trustee fails to either eliminate the conflicting interest or to resign within ten days after the expiration of the 90 day period, the Trustee will be required to notify the holders to this effect and any holder who has been a bona fide holder for at least six months may petition a court to remove the Trustee and to appoint a successor trustee.

DESCRIPTION OF SHARE CAPITAL

Outstanding Series of Share Capital

	Authorized	Outstanding*

Common Shares..........................................................................	Unlimited	321,833,942

Preference Shares, issuable in series, of which the following series are outstanding:...........................................................................	Unlimited
Floating Rate Cumulative Redeemable Preference Shares, Series C, 1984.....................................................................	4,200,000	4,200,000
Floating Rate Cumulative Redeemable Preference Shares, Series C, 1985.....................................................................	1,500,000	1,500,000
Cumulative Redeemable Preference Shares, Series E.............	3,000,000	3,000,000

* As at August 31, 2003.

The currently outstanding series of preference shares are not offered under this prospectus.

Authorized Capital

We may issue an unlimited number of additional common shares and preference shares from time to time upon approval by our Board of Directors for such consideration as the Board of Directors decides appropriate, without the need of further shareholder authorization. However, the Board of Directors is not allowed to create or issue any series of preference shares with voting rights, other than voting rights arising only in the event of non-payment of dividends, without the consent of our Common shareholders, given by way of special resolution. The terms of any preference shares, including dividend rates, conversion and voting rights, if any, redemption prices and similar matters will be determined by the Board of Directors prior to issuance.

DESCRIPTION OF PREFERENCE SHARES

Description of Terms of Preference Shares We May Offer

The terms of each series of preference shares will be determined by the Board of Directors prior to issuance. The Board of Directors may not create or issue any series of preference shares with voting rights, other than voting rights arising only in the event of non-payment of dividends, without the consent of the holders of our common shares, given in the form of a special resolution.

Unless otherwise indicated in a prospectus supplement, all preference shares to be issued from time to time under this Prospectus will be fully paid and nonassessable.

The prospectus supplement relating to the particular series of preference shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

  the offering price at which we will issue the preference shares;

  the title, designation of number of shares and stated value of the preference shares;

  the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

  any conversion or exchange rights;

  whether the preference shares will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

  any liquidation rights;

  any sinking fund provisions;

  any voting rights; and

  any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our restated articles of incorporation.

Redemption

If so specified in the applicable prospectus supplement, a series of preference shares may be redeemable at any time, in whole or in part, at our option or the holder's, and may be mandatorily redeemed by us.

Any restriction on the repurchase or redemption by us of our preference shares while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of preference shares will be made in the discretion of our board of directors.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on preference shares called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Dividends

Holders of each series of preference shares will be entitled to receive dividends when, as and if declared by our board of directors from funds legally available for payment of dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preference shares. Dividends will be payable to holders of record of preference shares as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preference shares may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.

We may not declare, pay or set apart funds for payment of dividends on a particular series of preference shares unless full dividends on any other series of preference shares that ranks equally with or senior to the series of preference shares have been paid or sufficient funds have been set apart for payment for either of the following:

  all prior dividend periods of the other series of preference shares that pay dividends on a cumulative basis; or

  the immediately preceding dividend period of the other series of preference shares that pay dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preference shares and other series of preference shares ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preference shares.

Conversion or Exchange Rights

The prospectus supplement relating to any series of preference shares that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for our common shares, another series of our preference shares or our other securities or debt or equity securities of third parties.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preference shares will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preference shares, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preference shares upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the preference shares of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preference shares of that series and the other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference of each security. Holders of these series of preference shares or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preference shares will have no voting rights, except:

  as otherwise stated in the applicable prospectus supplement;

  as otherwise stated in the certificate of designations establishing the series; or

  as required by applicable law.

Summary of Specific Provisions of Outstanding Preference Shares

We currently have the following preference shares outstanding: Floating Rate Cumulative Redeemable Preference Shares Series C, 1984 and 1985 and Cumulative Redeemable Preference Shares Series E. The holders of each class of preference shares will be entitled to receive cumulative cash dividends at the following rates:

  Series C, 1984 and 1985: quarterly dividends in an amount determined by applying to C$ 25 per share 25% of the greater of (1) 72% of the average of the Canadian prime interest rates quoted by two major Canadian banks for stated periods, and (2) the lesser of 7.5% and the average of the Canadian prime interest rates quoted by two major Canadian banks for stated periods.

  Series E: quarterly dividends in an amount determined by applying to C$ 25 per share 25% of 75% of the average of the Canadian prime interest rates quoted by two major Canadian banks for stated periods.

The holders of outstanding preference shares are not entitled to vote at meetings of shareholders unless we fail to pay six quarterly dividends on such preference shares. Thereafter, so long as such dividends remain in arrears, the holders will be entitled, voting separately as a class, to elect two members of the Board of Directors.

All of our outstanding preference shares are fully paid and nonassessable.

In the event that we liquidate, dissolve or wind up or distribute our assets among shareholders for the purpose of winding up our affairs, the holders of the outstanding preference shares will be entitled to receive, in preference to holders of the common shares, the sum of C$ 25 per preference share for Series C and E plus all accrued and unpaid dividends. Additionally, if such distribution is voluntary, an additional amount equal to the premium, if any, will be payable on redemption.

The outstanding preference shares are redeemable at our option at C$ 25 per preference share plus all accrued and unpaid dividends.

Unless all dividends then payable on the outstanding preference shares have been declared and paid or set apart for payment, we will not (1) pay any dividends, other than stock dividends, or make any distributions on any shares ranking junior to the outstanding preference shares with respect to the payment of dividends or return of capital, (2) retire for value any shares ranking junior to the outstanding preference shares with respect to payment of dividends or return of capital, or (3) except in connection with the exercise of a retraction privilege, retire less than all of a series of preference shares.

The outstanding preference shares are listed on the Toronto Stock Exchange. The transfer agent for the outstanding preference shares is CIBC Mellon Trust Company.

DESCRIPTION OF COMMON SHARES

Attributes

The common shares are subject to the rights of the holders of the preference shares, as described above, and of any other preferred securities issued in the future.

The holders of common shares are entitled to one vote per common share at all meetings of Shareholders, to participate ratably in any dividends which may be declared on common shares by our Board of Directors and, in the event of our liquidation, dissolution or winding-up or other distribution of our assets or property, to a pro rata share of our assets after payment of all liabilities and obligations. The common shares have no pre-emptive, redemption or conversion rights. All of our outstanding common shares and all common shares to be issued from time to time under this prospectus will be fully paid and nonassessable.

The provisions of the Canada Business Corporations Act (CBCA) require that the amendment of certain rights of holders of any class of shares, including the common shares, must be approved by not less than two-thirds of the votes cast by the holders of such shares. A quorum for any meeting of the holders of common shares is 40% of the common shares then outstanding. Therefore, it is possible for the rights of the holders of common shares to be changed other than by the affirmative vote of the holders of the majority of the outstanding common shares. In circumstances where certain rights of holders of common shares may be amended, however, holders of common shares will have the right, under the CBCA, to dissent from such amendment and require us to pay them the then fair value of their common shares.

The transfer agents for the common shares are CIBC Mellon Trust Company in Canada, Mellon Investor Services L.L.C. in New York, and CIBC Mellon Trust Company in England.

Shareholders are also entitled to rights and privileges under the shareholder rights plan summarized below.

Shareholder Rights Plan

In 1990, Shareholders approved a plan whereby each of our common shares carries one right to purchase additional common shares. The plan, with certain amendments, was reconfirmed by the Shareholders at the 1995 Annual Meeting, and further amendments were approved at the 1999 Annual Meeting. The terms of the rights are contained in an agreement called the Shareholder Rights Agreement, made as of December 14, 1989 between us and CIBC Mellon Trust Company, which is the rights agent under the agreement. The agreement is governed by the laws of Ontario and Canada. A copy of the plan, as amended to date, is attached as Schedule B of the Management Proxy Circular filed as Exhibit 99 to our Annual Report on Form 10-K for the year ended December 31, 1998. The rights expire in 2008, subject to re-confirmation at the Annual Meeting of Shareholders in 2005.

The rights under the plan are not currently exercisable, nor may they be separated from the common shares. Subject to specified exceptions and qualifications, on the tenth business day after the first to occur of:

  the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of our outstanding voting shares; or

  a bid to acquire 20% or more of our outstanding voting shares,

holders of rights, with the exception of the acquiring or bidding party, will be entitled to purchase from us, upon payment of the exercise price (currently U.S.$200.00), the number of common shares that can be purchased for double the exercise price, based on the market value of our common shares at the time the rights become exercisable. At and after such time the rights will also be transferable separately from the common shares. The exercise price mentioned above is subject to adjustment according to the terms of the rights plan to account for, among other things, adjustments to our common shares such as stock splits, stock dividends and distributions to shareholders.

The rights agreement has a permitted bid feature which allows a take-over bid to proceed without the rights becoming exercisable, provided that the bid meets specified minimum specified standards of fairness and disclosure, even if our Board of Directors does not support the bid.

The rights may be redeemed by our Board of Directors prior to the expiration or reauthorization of the rights agreement, with the prior consent of the holders of rights or common shares, for U.S.$0.01 per right. In addition, under specified conditions, our Board of Directors may waive the application of the rights agreement for particular share acquisitions or take-over bids, and in that event the Board of Directors will be deemed to have elected to redeem the rights at U.S.$0.01 per right.

DESCRIPTION OF WARRANTS

General

We may from time to time offer warrants in one or more series to purchase our common shares, preference shares or debt securities, or any combination of these instruments. We may offer warrants either alone or together with the underlying instruments, and the warrants may be attached or separate from the underlying instruments. Each series of warrants will be issued under a separate warrant agreement, which, together with the warrants themselves, will contain the terms of the warrants. Each warrant agreement will be between us and a warrant agent we will retain for the applicable series of warrants. The warrant agent will act exclusively as our agent in connection with the warrants of the applicable series and will not have any obligation or relationship of agency for or with the holders or beneficial owners of the warrants.

The following describes some of the general terms and provisions of the warrants we may offer. Additional terms of the warrants and the applicable warrant agreement will be described in the applicable prospectus supplement. The following description of the terms of the warrants and the supplemental description contained in the applicable prospectus supplement may not be complete, and we urge you to read the applicable warrant agreement and form of warrant because those documents will define your rights as a holder of our warrants.

The prospectus supplement relating to a series of warrants will describe the terms of the series of warrants, including the following:

  the series designation of the warrants;

  the price or prices at which the warrants will be offered;

  the total number of warrants to be offered;

  the designation and the terms of the securities to be purchased on exercise of the warrants;

  the date on which the right to purchase the underlying securities will begin, and the date on which the purchase right will expire;

  the exercise price of the securities to be purchased on exercise of the warrants;

  information about the warrant agent;

  the procedures and conditions for exercising the warrants;

  if applicable, information with respect to book-entry procedures;

  if applicable, the minimum or maximum number of warrants that may be exercised by an individual beneficial holder, or by all beneficial holders, at any one time;

  if applicable, the designation and the terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

  if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

  the governing law of the warrants and warrant agreement, if other than the law of the State of New York;

  if applicable, any anti-dilution provisions; and

  any other terms of the warrants, including terms, procedures limitations and conditions relating to the exchange and exercise of the warrants.

Unless otherwise indicated in a prospectus supplement, we will issue warrants in fully registered form only. The warrants will be exercisable only for cash. Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent's corporate trust office or at any other office designated for such purpose as provided in the applicable prospectus supplement.

Holders of warrants prior to exercise of the applicable purchase right will be holders of the warrants alone and will not be considered holders of the underlying securities. As a result, holders of warrants prior to exercise will not have any of the rights of holders of the underlying equity or debt securities purchasable upon exercise, and will not be entitled to payments of principal (or premium, if any) or interest, if any, or voting or other rights on any underlying debt securities, and will not be entitled to dividend, if any, voting or other rights of the common or preference shares for which the warrants may be exercised.

Warrant Exercise

Each series of warrants will entitle the holder to purchase for cash a number of underlying securities at an exercise price that will be stated in, or determined as described in, the prospectus supplement for the series. Warrants may be exercised at any time up until the close of regular business hours on the expiration date set forth in the applicable prospectus supplement. After the close of business on the applicable expiration date the warrants will be void and will no longer be exercisable for purchase of the underlying securities.

Warrants will be exercisable as described in the applicable prospectus supplement. Upon receipt of payment and the properly completed and duly executed warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement as the location for warrant certificate presentment and exercise, we will, as soon as practicable, forward the securities purchasable upon exercise of the warrants. If a holder decides to exercise fewer than all of the warrants represented by the warrant certificate, we will issue to the holder a new warrant certificate representing the remaining warrants.

Enforceability of Rights and Governing Law

The holders of warrants may, on their own behalf and for their own benefit, without the consent of the warrant agent, enforce, and may institute and maintain any suit, action or proceeding against us to enforce, their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospects supplement, each series of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

TAX CONSEQUENCES

Where appropriate, the applicable prospectus supplement will describe the Canadian tax considerations, Quebec tax considerations and U.S. federal income tax considerations relevant to the securities being offered.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Report on Form 10-K/A, filed on September 11, 2003, which amends our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF SECURITIES

Roy Millington, our Corporate Secretary, will pass upon the validity of the equity securities. In connection with particular offerings of debt securities and warrants, the validity of the debt securities and warrants will be passed upon by Roy Millington, as to matters of Canadian law and applicable matters of Quebec law, and by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law. Davis Polk & Wardwell, New York, New York will issue an opinion as to certain legal matters for the agents or underwriters.

PLAN OF DISTRIBUTION

We may sell any series of securities at any time after effectiveness of the registration statement of which this prospectus forms a part in one or more of the following ways from time to time:

  through underwriters or dealers;

  through agents; or

  directly to one or more purchasers.

The offered securities may be distributed periodically in one or more transactions at:

  a fixed price or prices, which may be changed;

  market prices prevailing at the time of sale;

  prices related to the prevailing market prices; or

  negotiated prices.

The prospectus supplement will include:

  the initial public offering price;

  the names of any underwriters, dealers or agents;

  the purchase price of the securities;

  our proceeds from the sale of the securities;

  any underwriting discounts or agency fees and other underwriters' or agents' compensation;

  any discounts or concessions allowed or reallowed or paid to dealers;

  the place and time of delivery of the securities; and

  any securities exchange on which the securities may be listed.

If underwriters are used in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions, at any time or times at a fixed public offering price or at varying prices. The underwriters may change from time to time any fixed public offering price and any discounts or commissions allowed or re-allowed or paid to dealers. If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities in the public at varying prices to be determined by such dealers.

In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be set forth in the prospectus supplement for such securities. If we grant any over-allotment option, the terms of the option will be set forth in the prospectus supplement for the securities.

This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire our securities to be issued on a delayed or contingent basis.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, to contribute with respect to payments which they may be required to make in respect of such liabilities and to reimburse them for certain expenses.

Underwriters, dealers and agents, and their affiliates or associates, may engage in transactions with us or perform services for us in the ordinary course of business and receive compensation from us.

Each series of offered securities will be a new issue of securities and will have no established trading market, other than our common shares, which are principally listed on the New York Stock Exchange and the Toronto Stock Exchange. We will apply to list any common shares sold pursuant to a prospectus supplement on the New York Stock Exchange and the Toronto Stock Exchange. Other securities may or may not be listed on a national or foreign securities exchange or automated quotation system. Any underwriters or agents to whom securities are sold for public offering or sale may but are not required to make a market in the securities, and the underwriters or agents may discontinue making a market in the securities at any time without notice. No assurance can be given as to the liquidity or the existence of trading markets for any securities other than our common shares.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the offered securities or any underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the offered securities to be higher than would be the case in the absence of such transactions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission registration fee	$80,900
Trustee fees and expenses*	$50,000
Rating agency fee*	$1,000,000
Listing fees*	$125,000
Printing and engraving*	$200,000
Accounting fees*	$200,000
Legal fees*	$200,000
Miscellaneous*	$144,100
Total*	$2,000,000

* These expenses, all of which are to be incurred and satisfied by the Registrant in connection with the issuance and distribution of the securities being registered, have been estimated pursuant to the instructions to Item 511 of Regulation S-K, subject to future contingencies.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The Canada Business Corporations Act (the "Act"), the governing act to which Alcan Inc. (the "Corporation") is subject, provides that,

(1) a corporation may indemnify a Director or Officer of the Corporation, a former Director or Officer of the Corporation or another individual who acts or acted at the Corporation's request as a Director or Officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

(2) a corporation may advance moneys to a Director, Officer or other individual for the costs, charges and expenses of a proceeding referred to paragraph (1). However, the individual shall repay the moneys if he or she does not fulfill the conditions of paragraph (3).

(3) a corporation may not indemnify an individual under paragraph (1) , unless the individual

(a) acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation's request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

(4) A Corporation may with the approval of a court indemnify a person referred to in paragraph (1), or advance moneys under paragraph (2), in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the Corporation or other entity as described in paragraph (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils the conditions set out in paragraph (3).

(5) Despite paragraph (1), an individual referred to in paragraph (1) is entitled to indemnity from the Corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the Corporation or other entity as described in paragraph (1), if the individual seeking indemnity:

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfils the conditions set out in paragraph (3).

The Directors' Standing Resolution pertaining to indemnification of Directors and Officers of the Corporation represents, in general terms, the extent to which Directors and Officers may be indemnified by the Company under the Act. This resolution provides as follows:

"17. (1) INDEMNITY - Subject to the limitations contained in the governing Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Corporation's request as a Director or Officer of a body corporate of which the Corporation is or was a Shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or at the Corporation's request on behalf of any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or other proceeding to which he is made a party by reason of being or having been a Director or Officer of the Corporation or such body corporate or by reason of having undertaken such liability.

        (2) ADVANCE OF COSTS - The Corporation shall advance moneys to a Director, Officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

        (3) LIMITATION - The Corporation may not indemnify an individual under subsection (1) unless the individual

        (a) acted honestly and in good faith with a view to the best interests of the Corporation; and

       (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful."

The Corporation also has an insurance policy covering Directors and Officers of the Corporation and of its subsidiaries against certain liabilities which might be incurred by them in their capacities as such, but excluding those claims for which such insured persons could be indemnified by the Corporation or its subsidiaries.

ITEM 16. EXHIBITS

        1.1    Form of Underwriting Agreement for debt securities (incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on Form S-3 (No. 333-85998) filed with the Commission on April 10, 2002).

        1.2    Form of Underwriting Agreement for common stock.*

        1.3    Form of Underwriting Agreement for preferred stock.*

        1.4    Form of Underwriting Agreement for warrants.*

        3.1    Restated Articles of Incorporation of Alcan Inc., are incorporated by reference to Exhibit 3 to the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2002.

        3.2    By-law No. 1A of Alcan Inc. is incorporated by reference to Exhibit 3.5 to the Annual Report on Form 10-K of the Company for the year ended December 31, 1987.

                 3.2.1    Amendment to By-law No. 1A of Alcan Inc. is incorporated by reference to exhibit 3.2 to the Quarterly Report on Form 10-Q of the Company for the quarter ended 30 June 2002.

        4.1    Indenture dated as of May 15, 1983 between Alcan Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (No. 33-29761) filed with the Commission on July 7, 1989).

      4.2    First Supplemental Indenture dated as of January 1, 1986 to the Indenture dated as of May 15, 1983 between Alcan Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-3 (No. 33-29761) filed with the Commission on July 7, 1989).

        4.3    Second Supplemental Indenture dated as of June 30, 1989 to the Indenture dated as of May 15, 1983 between Alcan Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3 (No. 33-29761) filed with the Commission on July 7, 1989).

        4.4    Third Supplemental Indenture dated as of July 19, 1989 to the Indenture dated as of May 15, 1983 between the Company and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (incorporated by reference to Exhibit (4)(a) to Alcan Inc. Current Report on Form 8-K dated July 26, 1989 filed with the Commission on July 26, 1989 (Commission File Number 1-3677)).

        4.5    Fourth Supplemental Indenture dated as of July 17, 1990 to the Indenture dated as of May 15, 1983 between Alcan Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-3 (No. 33-35977) filed with the Commission on July 20, 1990).

         4.6    Fifth Supplemental Indenture dated as of January 1, 1995 to the Indenture dated May 15, 1983 between Alcan Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (incorporated by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (No 333-76535) filed with the Commission on April 19,1999).

        4.7    Sixth Supplemental Indenture dated as of April 8, 2002 to the Indenture dated May 15, 1983 between Alcan Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (incorporated by reference to Exhibit 4.7 to the Company's Registration Statement on Form S-3 (No. 333-85998) filed with the Commission on April 10, 2002).

        4.8    Form of Seventh Supplemental Indenture to the Indenture dated May 15, 1983 between Alcan Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company) as Trustee. **

        4.9    Form of Eighth Supplemental Indenture to the Indenture dated May 15, 1983 between Alcan Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company) as Trustee. **

        4.10  Specimen Form of Debt Security (included in Exhibit 4.1).

        4.11  Specimen Form of Common Share Certificate (incorporated by reference to Exhibit 4.2 to Alcan Inc.'s Annual Report on Form 10-K for the year ended December 31, 1989 filed with the Commission on March 29, 1990 (Commission File Number 1-3677)).

        4.12  Form of Warrant Agreement (incorporated, by reference to Exhibit 1.2 to the Company's Registration Statement on Form S-3 (No. 333-85998) filed with the Commission on April 10, 2002).

        4.13  Specimen Form of Warrant Certificate (included in Exhibit 4.10).

       4.14  Shareholder Rights Plan dated as of December 14, 1989, as amended and restated on April 24, 1995 and on April 22, 1999 between Alcan Inc. and CIBC Mellon Trust Company, as Rights Agent (incorporated by reference to Schedule B of the Management Proxy Circular filed as Exhibit 99 to the Annual Report on Form 10-K of the Company for the year ended December 31, 1998 (File No. 1-3677)).

        5.1    Opinion of Roy Millington, as to the legality of securities.**

        5.2    Opinion of Sullivan & Cromwell LLP. **

        8.1    Opinion of Hugh Berwick, as to certain Canadian tax matters.*

        8.2    Opinion of Sullivan & Cromwell LLP regarding certain matters of United States federal income tax.*

        12.1  Computation of ratios of earnings to fixed charges (generally accepted accounting principles in Canada).

        12.2  Computation of ratios of earnings to fixed charges (generally accepted accounting principles in the United States).

        12.3  Computation of ratios of earnings to combined fixed charges and preferred stock dividends (generally accepted accounting principles in Canada).

        12.4  Computation of ratios of earnings to combined fixed charges and preferred stock dividends (generally accepted accounting principles in the United States).

        23.1  Consent of PricewaterhouseCoopers LLP.

        23.2  Consent of Roy Millington (included in Exhibit 5.1).**

        23.3  Consent of Hugh Berwick (included in Exhibit 8.1).*

        23.4  Consent of Sullivan & Cromwell LLP (included in Exhibit 5.2).**

        24.1  Powers of Attorney executed by persons who signed this Registration Statement on behalf of Alcan Inc. **

       25.1 Statement of Eligibility and Qualification on Form T-1 of Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee under the Indenture.**

* To be filed subsequently by amendment or as an exhibit to a document to be incorporated by reference into this registration statement in connection with an offering of applicable securities.

** Previously filed.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada on the 15th day of September, 2003.

ALCAN INC.

By: /s/ Travis Engen

       (President and Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Travis Engen	Director, President and Chief	September 15 , 2003
Travis Engen	Executive Officer
(Principal Executive Officer)

*	Director	September 15 , 2003
Roland Berger
*	Director	September 15 , 2003
Clarence J. Chandran
	Director	September 15 , 2003
L. Denis Desautels
*	Chairman of the Board	September 15 , 2003
L. Yves Fortier
*	Director	September 15 , 2003
W. R. Loomis, Jr.
*	Director	September 15 , 2003
J.E. Newall
*	Director	September 15 , 2003
Guy Saint-Pierre
*	Director	September 15 , 2003
Gerhard Schulmeyer
	Director	September 15 , 2003
Paul M. Tellier
*	Director	September 15 , 2003
Milton K. Wong

/s/ Geoffery E. Merszei	Executive Vice President and	September 15 , 2003
Geoffery E. Merszei	Chief Financial Officer
(Principal Financial Officer)

/s/ Thomas J. Harrington	Vice President and Controller	September 15 , 2003
Thomas J. Harrington	(Principal Accounting Officer)
*	Authorized Representative in	September 15 , 2003
William H. Jairrels	the United States of America

*	Authorized Representative in	September 15 , 2003
Gordon Becker	the United States of America

* By: /s/ Roy Millington		September 15 , 2003
Roy Millington as Attorney-in-fact

EXHIBIT INDEX

Description

Exhibit
No.	Page

1.1

Form of Underwriting Agreement for debt securities (incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on Form S-3 (No. 333-85998) filed with the Commission on April 10, 2002).

1.2	Form of Underwriting Agreement for common stock.*
1.3	Form of Underwriting Agreement for preferred stock.*
1.4	Form of Underwriting Agreement for warrants.*
3.1	Restated Articles of Incorporation of Alcan Inc., are incorporated by reference to Exhibit 3 to the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2002.
3.2	By-law No. 1A of Alcan Inc., as amended, is incorporated by reference to Exhibit 3.5 to the Annual Report on Form 10-K of the Company for the year ended December 31, 1987.
3.2.1	Amendment to By-law No. 1A of Alcan Inc. is incorporated by reference to exhibit 3.2 to the Quarterly Report on Form 10-Q of the Company for the quarter ended 30 June 2002.
4.1

Indenture dated as of May 15, 1983 between Alcan Inc. and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (No. 33-29761) filed with the Commission on July 7, 1989).

4.2

First Supplemental Indenture dated as of January 1, 1986 to the Indenture dated as of May 15, 1983 between Alcan Inc. and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-3 (No. 33-29761) filed with the Commission on July 7, 1989).

4.3

Second Supplemental Indenture dated as of June 30, 1989 to the Indenture dated as of May 15, 1983 between Alcan Inc. and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3 (No. 33-29761) filed with the Commission on July 7, 1989).

4.4

Third Supplemental Indenture dated as of July 19, 1989 to the Indenture dated as of May 15, 1983 between Alcan Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (incorporated by reference to Exhibit (4)(a) to the Company's Current Report on Form 8-K dated July 26, 1989 filed with the Commission on July 26, 1989 (Commission File Number 1-3677)).

4.5

Fourth Supplemental Indenture dated as of July 17, 1990 to the Indenture dated as of May 15, 1983 between Alcan Inc. and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-3 (No. 33-35977) filed with the Commission on July 20, 1990).

4.6

Fifth Supplemental Indenture dated as of January 1, 1995 to the Indenture dated May 15, 1983 between Alcan Inc. and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.6 to Alcan Inc.'s Registration Statement on Form S-3 (No 333-76535) filed with the Commission on April 19,1999).

4.7

Sixth Supplemental Indenture dated as of April 8, 2002 to the Indenture dated May 15, 1983 between Alcan Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (incorporated, by reference to Exhibit 4.7 to the Company's Registration Statement on Form S-3 (No. 333-85998) filed with the Commission on April 10, 2002).

4.8	Form of Seventh Supplemental Indenture to the Indenture dated May 15, 1983 between Alcan Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company) as Trustee. **
4.9	Form of Eighth Supplemental Indenture to the Indenture dated May 15, 1983 between Alcan Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company) as Trustee. **
4.10	Specimen Form of Debt Security (included in Exhibit 4.1).
4.11

Specimen Form of Common Share Certificate (incorporated by reference to Exhibit 4.2 to Alcan Inc.'s Annual Report on Form 10-K for the year Ended December 31, 1989 filed with the Commission on March 29, 1990 (Commission File Number 1-3677)).

4.12	Form of Warrant Agreement (incorporated, by reference to Exhibit 1.2 to the Company's Registration Statement on Form S-3 (No. 333-85998) filed with the Commission on April 10, 2002).
4.13	Specimen Form of Warrant Certificate (included in Exhibit 1.2). II-7
4.14	Shareholder Rights Plan dated as of December 14, 1989, as amended and restated on April 24, 1995 and on April 22, 1999 between Alcan Inc. and CIBC Mellon Trust Company, as Rights Agent (incorporated by reference to Schedule B of the Management Proxy Circular filed as Exhibit 99 to the Annual Report on Form 10-K of the Company for the year ended December 31, 1998 (File No. 1-3677)).
5.1	Opinion of Roy Millington.**
5.2	Opinion of Sullivan & Cromwell LLP. **
8.1	Opinion of Hugh Berwick.*
8.2	Opinion of Sullivan & Cromwell LLP regarding certain matters of United States federal income tax.*
12.1	Computation of ratios of earnings to fixed charges (generally accepted accounting principles in Canada).
12.2	Computation of ratios of earnings to fixed charges (generally accepted accounting principles in the United States).
12.3	Computation of ratios of earnings to combined fixed charges and preferred stock dividends (generally accepted accounting principles in Canada).
12.4	Computation of ratios of earnings to combined fixed charges and preferred stock dividends (generally accepted accounting principles in the United States).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Roy Millington (included in Exhibit 5.1).**
23.3	Consent of Hugh Berwick (included in Exhibit 8.1).*
23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.2).**
24.1	Powers of Attorney executed by persons who signed this Registration Statement on behalf of Alcan Inc. **
25.1	Statement of Eligibility and Qualification on Form T-1 of Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee under the Indenture.**

* To be filed subsequently by amendment or as an exhibit to a document to be incorporated by reference into this registration statement in connection with an offering of applicable securities.

** Previously filed.